Exhibit 10.5

[NOTE: CERTAIN PORTIONS OF THIS DOCUMENT HAVE BEEN MARKED TO INDICATE THAT CONFIDENTIAL INFORMATION HAS BEEN OMITTED. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR THIS CONFIDENTIAL INFORMATION. THE CONFIDENTIAL PORTIONS HAVE BEEN PROVIDED SEPARATELY TO THE SECURITIES AND EXCHANGE COMMISSION.]

FIRST AMENDMENT TO

DEVELOPMENT, LICENSE AND SUPPLY AGREEMENT

This First Amendment to Development, License and Supply Agreement dated as of June 3, 2010 (this “Amendment”), is entered into by and between Inspire Pharmaceuticals, Inc., a corporation organized and existing under the laws of the State of Delaware, having offices located at 4222 Emperor Boulevard, Suite 200, Durham, North Carolina 27703, USA (“Inspire”), and Santen Pharmaceutical Co., Ltd., a corporation organized under the laws of Japan, having offices located at 3-9-19 Shimoshinjo, Higashiyodogawa-ku, Osaka, 533-8651, Japan (“Santen”).

PRELIMINARY STATEMENTS

A. Inspire and Santen previously entered into the Development, License and Supply Agreement dated as of December 16, 1998 (the “Agreement”).

B. Inspire and Santen wish to amend the Agreement, and to make certain other agreements, as set forth in this Amendment. All capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings set forth in the Agreement.

NOW, THEREFORE, for good and valuable consideration, including without limitation the mutual agreements and covenants set forth herein, the Parties hereby agree as follows:

1. Preliminary Statement C of the Agreement is hereby amended to read in full as follows:

“C. Santen wishes to develop and commercialize the Product in the Territory, and Inspire wishes to have Santen do so, upon the terms and conditions set forth in this Agreement. In connection therewith, Santen desires to obtain, and Inspire desires to grant to Santen, an exclusive license under the Licensed Technology with respect to the manufacture of the Compound and commercialization of the Product in the Territory for applications in the Field, all on the terms and conditions set forth below.”

2. Sections 1.2 (entitled cGMP), 1.19 (entitled Manufacturing Standards), 1.31 (entitled Testing Methods) and 1.35 (entitled Transfer Price) of the Agreement are hereby amended by deleting each in its entirety and inserting in lieu thereof “[RESERVED]”.

3. Section 1.16 of the Agreement (entitled Know-how) is hereby amended to read in full as follows:

“1.16 “Know-how” shall mean any and all Inventions, improvements, discoveries, claims, formulae, processes, trade secrets, technologies and know-how (including confidential data and Confidential Information) that is generated, owned or controlled by Inspire at any time before or during the term of this Agreement relating to, derived from or useful for the manufacture, use or sale of the Compound or the Product, including, without limitation, synthesis, preparation, recovery and purification processes and techniques, control methods and assays, chemical data, toxicological and pharmacological data and techniques, clinical data, medical uses, product forms and product formulations and specifications.”

4. Section 1.17 of the Agreement (entitled Licensed Claim) shall be amended to read in full as follows:

“1.17 “Licensed Claim” shall mean any claim of any Patent that relates to and is necessary for the manufacture, use and sale of the Compound or the Product, which claim has not been held invalid or unenforceable by decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which is not admitted to be invalid through disclaimer or otherwise not admitted by Inspire to be invalid.”

5. A new Section 3.6 is hereby added at the end of Section 3 (entitled Coordinating Committee) of the Agreement, to read as follows:

“3.6 Compound Manufacturing Information and Rights. [CONFIDENTIAL TREATMENT REQUESTED] any Inventions, improvements, discoveries, claims, formulae, processes, trade secrets, technologies and know-how (including confidential data and Confidential Information) to the extent solely relating to the synthesis, purification, analysis, testing or manufacture of the Compound and arising after the date of the First Amendment to this Agreement.”

6. Section 4.1 of the Agreement (entitled Generally) is hereby amended to add a new sentence at the end of such section to read as follows:

[CONFIDENTIAL TREATMENT REQUESTED]

7. Subsection (h) of Section 4.2 of the Agreement (entitled Specific Santen Responsibilities) is hereby amended by deleting the language “; and” at the end of such subsection and inserting in lieu thereof a period. Section 4.2 is hereby further amended by deleting subsection (i) thereof in its entirety.

8. Subsection (c) of Section 4.3 of the Agreement (entitled Inspire Activities) and subsection (b) of Section 4.5 of the Agreement (entitled Funding) are hereby amended by deleting each in its entirety and inserting in lieu thereof “[RESERVED]”; provided, however, the Parties acknowledge and agree, solely with respect to Compound provided by Inspire to Santen pursuant to this Agreement and prior to the date of this Amendment, that subsection (c) of Section 4.3 shall survive solely as it relates to “Compound manufactured in accordance with cGMP and the Compound Specifications”.

9. Section 5.2 of the Agreement (entitled Commercialization License) is hereby amended by deleting the first sentence of such Section in its entirety and inserting in lieu thereof the following:

“Inspire hereby grants to Santen an exclusive (even as to Inspire) license, with the right to grant sublicenses in accordance with the terms of this Agreement, under the Licensed Technology, to develop, use, manufacture, register, market and sell Products in the Field throughout the Territory, and to manufacture the Compound throughout the world for use in Products in the Field in the Territory; provided, however, that Inspire shall retain the rights, for the purposes of use, marketing or sale outside the Territory, to develop, use and manufacture Products in the Field in the Territory and to manufacture Compound.”

10. Section 6.1 of the Agreement (entitled Milestone Payments) is hereby amended by: deleting subsection (e) of Section 6.1 in its entirety (regarding a milestone payment in the amount of US $500,000); and deleting the language “; and” at the end of subsection (d) of Section 6.1 and inserting in lieu thereof a period.

11. Section 6.2 of the Agreement (entitled Transfer Price) is hereby amended by deleting such section in its entirety and inserting in lieu thereof “[6.2 RESERVED]”.

12. Section 6.3 of the Agreement (entitled Royalty Payments) is hereby amended by deleting such Section in its entirety and inserting in lieu thereof the following:

“6.3 Royalty Payments. As further consideration to Inspire for the license and other rights granted to Santen under this Agreement, during the term of this Agreement, Santen shall pay to Inspire a royalty on Net Sales of the Product commencing on the First Commercial Sale by Santen, its Affiliates or its Sublicensees, on a country-by-country and Product-by-Product basis, in an amount equal to:

(a)	For such Net Sales of Product in Japan, the following percentages of Net Sales:

(i) For Net Sales of Product up to and equal to [CONFIDENTIAL TREATMENT REQUESTED] in a calendar year, [CONFIDENTIAL TREATMENT REQUESTED] of such Net Sales;

(ii) For Net Sales of Product in excess of [CONFIDENTIAL TREATMENT REQUESTED] and up to and equal to [CONFIDENTIAL TREATMENT REQUESTED]

in a calendar year, [CONFIDENTIAL TREATMENT REQUESTED] of such Net Sales; and

(iii) For Net Sales of Product in excess of [CONFIDENTIAL TREATMENT REQUESTED] in a calendar year, [CONFIDENTIAL TREATMENT REQUESTED] of such Net Sales.

(b) [CONFIDENTIAL TREATMENT REQUESTED] of the aggregate Net Sales of Product by Santen, its Affiliates and its Sublicensees throughout the remainder of the Territory.”

13. Section 7.1 of the Agreement (entitled Payments) is hereby amended by deleting subsection (a) of Section 7.1 in its entirety and inserting in lieu thereof “(a) [RESERVED]”.

14. Section 7.4 of the Agreement (entitled Audit Request) is hereby amended by deleting subsection (b) of Section 7.4 in its entirety and inserting in lieu thereof “(b) [RESERVED]”.

15. Section 7.5 of the Agreement (entitled Cost of Audit) is hereby amended by deleting subsection (b) of Section 7.5 in its entirety and inserting in lieu thereof “(b) [RESERVED]”.

16. Section 8 of the Agreement (entitled Manufacture and Supply) is hereby amended by deleting such Section in its entirety, comprised of Sections 8.1 through 8.10 in their entirety, and inserting in lieu thereof “8 [RESERVED]”; provided, however, the Parties acknowledge and agree, solely with respect to Compound provided by Inspire to Santen pursuant to this Agreement and prior to the date of this Amendment, if any, that subsections (a), (c) and (d) of Sections 8.5 shall survive (but in the case of subsection (d) of Section 8.5, only with respect to inspections required to in connection with regulatory approval of Product as a result of the use of such Compound in clinical trial and validation batches).

17. Subsection (a)(i) of Section 12.3 of the Agreement (entitled Effect of Expiration or Termination) is hereby amended to read in full as follows:

“(i) Santen shall have a non-exclusive, royalty-free, perpetual right, with the right to grant sublicenses, to continue to make, have made, market, distribute and sell such Product in such country, and the right to manufacture the Compound for use therein, and the non-exclusive, perpetual and paid-up right to use the Licensed Technology in connection therewith; and”

18. Subsection (b)(i) of Section 12.3 of the Agreement (entitled Effect of Expiration or Termination) is hereby amended to read in full as follows:

“(i) Santen shall have a non-exclusive, royalty-free, perpetual right to continue to make, have made, use, market, distribute and sell all Products in all countries in the Territory,

and the right to manufacture the Compound for use therein, and the non-exclusive, perpetual and paid-up right to use the Licensed Technology in connection therewith;”

19. The Agreement is hereby amended by deleting Exhibit A (entitled Inspire’s Cost of Compound) and Exhibit D (entitled Maximum/Minimum Orders under Section 8.3) in their entirety.

20. Each Party, for itself, and its successors, assigns, and any person or entity acting for or on their behalf, including without limitation, in their capacities as such, its directors, officers, shareholders, employees, agents, representatives and attorneys, does hereby release and forever discharge the other Party and its subsidiaries and affiliates, successors and assigns, and any person or entity acting for or on their behalf, including without limitation their directors, officers, shareholders, employees, agents, representatives and attorneys, from any and all claims, demands, damages, costs, fees, or expenses, including attorneys’ fees, known or unknown, contingent or absolute, arising prior to the date of this Amendment and relating in any way to the manufacture or supply of the Compound by or on behalf of Inspire or any obligations of Inspire or Santen relating thereto (“Claims”), except solely with respect to Claims relating to the provisos in paragraphs 8 and 16 above. Santen acknowledges and agrees that it is not a third party beneficiary of any contracts or other arrangements between Inspire and Yamasa Corporation and accordingly shall have no claims arising out of such arrangements.

21. This Amendment may be executed simultaneously in any number of counterparts, any one of which need not contain the signature of more than one Party, but all such counterparts taken together shall constitute one and the same instrument. This Agreement may be executed and delivered by facsimile or electronic mail transmission, and such transmission shall constitute an original. Each Party shall execute, acknowledge and deliver such further instruments, and do such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Amendment.

22. The Parties acknowledge and agree that either Party may publicly announce this Amendment and may file this Amendment with any governmental authority, including in the case of Inspire the United States Securities and Exchange Commission (the “SEC”); provided however, that Inspire shall not publicly disclose financial terms contained in this Amendment, including but not limited to the milestone amounts and the royalty rates set forth in paragraphs 10 and 12 above, without first seeking confidential treatment from the SEC with respect thereto. The Parties agree that such amounts and percentages are confidential information of the Parties. In connection with any filing of the Amendment with a governmental authority, including the SEC, Inspire shall redact such financial terms prior to making any publicly available filing and request confidential treatment thereof. Prior to filing any such confidential information requests, Inspire shall provide copies thereof to Santen for review, and shall reasonably consider any changes requested by Santen. Inspire and Santen shall maintain such confidentiality through the term of the Agreement subject to the terms of this paragraph 22, except as required to be disclosed by law. If any such request is rejected, Inspire shall provide to Santen all correspondence received by Inspire from the governmental authority (and such correspondence and any related confidential treatment requests shall be confidential information of Inspire). Notwithstanding the above, the Parties acknowledge and agree, however, that once any milestone payment or royalty payment has been made by Santen to Inspire, the amount of such payment in dollars (but not the royalty rate associated therewith) will be publicly disclosed by Inspire.

23. This Amendment is limited as specified and shall not constitute a modification, amendment or waiver of any other provision of the Agreement.

IN WITNESS WHEREOF, each Party has caused this Amendment to be executed by its duly authorized representative as of the day and year first above written.

INSPIRE PHARMACEUTICALS, INC.

By:	/s/ Adrian Adams
Name:	Adrian Adams
Title:	President & CEO

SANTEN PHARMACEUTICAL CO., LTD.

By:	/s/ Akira Kurokawa
Name:	Akira Kurokawa
Title:	President & CEO